Exhibit 99.1

Zebra Technologies Announces Comprehensive Debt Restructuring

Debt Restructuring Highlights

•	Establishes New $687.5 Million Senior Secured Term Loan A; Increases Revolving Credit Facility Capacity to $500 Million

•	Reprices and Reduces Balance on $1.4 Billion Term Loan B

•	Plans to Redeem $1.05 Billion of 7.25% Senior Notes By Year-End 2017

Lincolnshire, Ill., July 26, 2017 — Zebra Technologies Corporation (NASDAQ: ZBRA), the market leader in rugged mobile computers, barcode scanners and barcode printers enhanced with software and services to enable real-time enterprise visibility, today announced comprehensive actions to restructure its debt.

The company closed today on a senior secured credit facility maturing July 2021, initially priced at LIBOR + 2.00%, with the opportunity for reduced pricing upon attainment of certain debt leverage levels. This facility includes a $687.5 million Term Loan A and a $500 million revolving credit facility (increased from $250 million), on which $105 million was drawn at closing. On Aug. 7, proceeds from the new facility will primarily be used to redeem $750 million of its 7.25% senior notes, maturing Oct. 2022 (notice was provided on July 6). The company plans to redeem the remaining $300 million of its 7.25% senior notes by the end of 2017 through lower-cost financing arrangements, including an accounts receivable securitization facility.

The company also amended its $1.4 billion Term Loan B facility maturing Oct. 2021, reducing the interest rate by 50 basis points to LIBOR + 2.00% effective today, and, in conjunction, retired $75 million of the principal balance. As previously communicated, the company expects to continue to reduce the principal balance prior to the maturity date.

“We are taking advantage of a favorable credit market to reduce our cost of capital and drive shareholder value. This comprehensive debt restructuring reduces our weighted average pre-tax interest rate on approximately $2.5 billion total debt outstanding by approximately 2 percentage points to below 4%, and drives more than $45 million of annual cash interest savings,” said Chief Financial Officer, Olivier Leonetti. “Zebra’s capital structure allows payment flexibility as we continue to delever our balance sheet. Our profitable growth and strong free cash flow profile continue to provide us confidence in achieving a net-debt to adjusted EBITDA leverage ratio of fewer than 3 times by mid-2018. For the full year 2017, we continue to expect to pay down at least $300 million of our total debt outstanding.”

As a result of the debt restructuring plan, the company expects to incur approximately $72 million of redemption costs and transaction fees, and approximately $18 million of non-cash accelerated amortization of debt issuance costs and discounts.

Forward-Looking Statements

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook and plans regarding debt restructuring and reduction. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s hardware and software products and competitors’ product offerings, and the potential effects of technological changes. The continued uncertainty over future global economic conditions, the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, a disruption in our ability to obtain products from vendors as a result of supply chain constraints, natural disasters or other circumstances could restrict sales and negatively affect customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra may be involved is another factor. The success of integrating acquisitions, including the Enterprise business, could also affect profitability, reported results and the company’s competitive position in it industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “plan,” “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K.

About Zebra

With the unparalleled operational visibility Zebra (NASDAQ: ZBRA) provides, enterprises become as smart and connected as the world we live in. Real-time information – gleaned from visionary solutions including hardware, software and services – gives organizations the competitive edge they need to simplify operations, know more about their businesses and customers, and empower their mobile workers to succeed in today’s data-centric world. For more information, visit www.zebra.com or sign up for our news alerts. Follow us on LinkedIn, Twitter and Facebook.

Contacts

Investors:	Media:
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Director, Global Public Relations
Phone: + 1 847 793 6707	Phone: + 1 847 370 2317
msteele@zebra.com	therese.vanryne@zebra.com